Exhibit 99.1

OneWater Marine Inc. Provides COVID-19 Business Update

BUFORD, GA – March 26, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater”) today shared an update on its business operations in response to the global COVID-19 pandemic.

“The uncertainty as a result of COVID-19, and the ultimate impact on the macro-economic environment, is unlike anything we have ever seen. In this moment, the health and safety of our employees, dealers and customers remains our top priority,” Austin Singleton, Chief Executive Officer of OneWater Marine commented. “The OneWater team is adapting quickly, and we are, of course, monitoring the situation closely and making any necessary adjustments in our operations to ensure we are following guidelines issued by the World Health Organization (WHO), the Centers for Disease Control and Prevention (CDC) and federal, state or local authorities. In light of the current environment, our service departments are working hard to deliver boats and keep customers on the water, while our sales team members are fully engaged with customers and providing them with virtual walkthroughs of inventory and/or private, at home or on water, showings.”

“Prior to the last two weeks, our fiscal second quarter 2020 results were tracking in-line with our expectations, as same-store sales growth remained strong in January and February. That said, we are still selling and delivering boats, just not at the same pace as earlier this month. We are now expecting total revenue for the quarter ended March 31, 2020 to be roughly flat versus the prior year. As we have previously discussed, our business model supports cycle resilience, and our team has moved quickly to ensure we are taking prudent actions to mitigate changing market conditions as they materialize. In addition, we believe we are financially strong, with financial flexibility and seasoned management team to withstand a downturn cycle scenario.”

“While we are facing uncertain times, we have taken immediate actions, according to our 2008 playbook, to reduce expenses and mitigate the impact from this disruption. We are focused on maintaining positive relationships with our boat manufacturing partners and providing best-in-class service to our customers. As we continue to navigate through this challenging business environment, we remain committed to driving value for OneWater shareholders over the long-term,” Singleton concluded.

Financial Strength and Flexibility

As of March 24, 2020, OneWater had cash on hand of approximately $10 million and $10 million of available borrowings on its revolver. In addition, at any given time, the Company has additional liquidity of approximately $5 to $10 million in the form of unlevered inventory. In March 2020, OneWater also invoked its option to defer payment of interest on its Senior Term Loan Facility for a period of 12 months, which will reduce annual cash interest payments by approximately $8.5 million. There are no principal payments due on the Senior Term Loan Facility until March 2022.

Fiscal Year 2020 Outlook

In light of the significant uncertainty that exists as a result of the COVID-19 virus, OneWater has withdrawn its fiscal year 2020 guidance provided on the Company’s fiscal first quarter 2020 earnings call on February 27, 2020. The Company expects to provide additional updates on its fiscal second quarter 2020 earnings call.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Cautionary Statement Concerning Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: decline in demand for our products and services, the seasonality and volatility of the boat industry, the duration and effects of the coronavirus (COVID-19) outbreak and federal, state or local regulations enacted in connection therewith, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus filed in connection with our initial public offering and in the first quarter 2020 Form 10-Q filed on March 20, 2020. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com